As Filed Pursuant to Rule 424(b)(3)
                                             Registration No.:  333-82399

Prospectus Supplement
(To Prospectus Dated July 28, 1999)

                                  $350,000,000

                             Conexant Systems, Inc.

              4 1/4% Convertible Subordinated Notes Due May 1, 2006

          Shares of Common Stock Issuable Upon Conversion of the Notes

             ------------------------------------------------------

         This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due May 1, 2006 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated July 28, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

         The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                                        Principal
                                                        Amount of                         Shares of       Shares of
                                                          Notes                            Common          Common
                                                       Beneficially    Percentage of     Stock Owned        Stock
                                                        Owned and        of Notes        Prior to the      Offered
Name                                                  Offered Hereby     Outstanding       Offering         Hereby
-----------------------------------------------      ----------------  ---------------  ---------------  -------------
Deutsche Bank Securities Inc...................            $6,160,000       1.8%             266,689         266,689
Morgan Stanley Dean Witter.....................            $  500,000        *                21,646          21,646
Any other holder of notes or future transferee
  from any such holder.........................            $  561,000        *                24,412          24,412

------
* less than 1%


         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes being offered hereby or otherwise held by the selling securityholder are convertible. The number of shares of common stock offered hereby is based on a conversion price of $23.098 per share of common stock (adjusted to reflect the 2-for-1 split of the common stock in the form of a stock dividend effected on October 29, 1999) and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $23.098 per share (adjusted to reflect the 2-for-1 split of the common stock in the form of a stock dividend effected on October 29, 1999).

         Investing in the notes or the common stock into which the notes are convertible involves a high degree of risk. Please consider the "Risk Factors" beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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              The date of this prospectus supplement is May 5, 2000